Exhibit 99.1

Nexalin Technology, Inc. and Wider Come Limited Announce Joint Venture Agreement to
Advance Commercialization of Nexalin’s tACS Devices in the Asia Pacific Region

Wider Come to fund and conduct a total of four clinical trials, spanning insomnia, depression and other indications

HOUSTON, TEXAS, June 1, 2023 – Nexalin Technology, Inc. (the “Company” or “Nexalin”) (Nasdaq: NXL; NXLIW) today announced it has formalized a joint venture arrangement (“JV”) with Wider Come Limited (“Wider”). The JV, to be conducted through a company newly-formed under the laws of Hong Kong, will be engaged in the clinical development, marketing, sale and distribution of Nexalin’s second generation transcranial Alternating Current Stimulation (“tACS”) devices (“Gen-2 devices”) in China and the greater Asia Pacific region. In addition, Wider is contractually obligated to fund, have conducted and have published the results of four separate clinical trials evaluating the treatment of patients with insomnia, depression, and other indications, utilizing Nexalin’s Gen-2 devices.

Previously, Wider served as an authorized distributor of the Company’s Gen-2 devices in Asia. Wider’s role is expanded under the newly-formalized JV to include the funding of all operations of the JV for the next 12 months, after which Nexalin and Wider plan to jointly fund the JV’s operating expenses in accordance with their pro rata ownership. Wider and Nexalin will own 52% and 48% of the JV, respectively.

Mark White, CEO of Nexalin Technology, stated, “This joint venture marks an important milestone that we believe will advance the clinical development and commercial rollout of our neurostimulation technology. We appreciate the continued support from Wider, which initially commenced with the sales of our Gen-2 devices in China following approval by China’s National Medical Products Administration (NMPA). Moreover, Wider began funding, and commenced, additional clinical trials of our neurostimulation technology across a variety of indications, prior to the formalization of this joint venture agreement. These trials should not only help with sales in China and the greater Asia-Pacific region, but also provide valuable data to support clinical and commercial activities in North America and elsewhere. We continue to benefit from Wider’s deep industry relationships, including many of the leading psychiatric centers across China, as well as the expertise of its CEO, Patrick Zhu, a neurosurgeon heading up clinical research for the joint venture in China. Our strategy is to bring our effective and drug-free therapy to patients with mental health issues throughout the world.”

About Nexalin Technology, Inc.

Nexalin designs and develops innovative neurostimulation products to uniquely and effectively help combat the ongoing global mental health epidemic. All of Nexalin’s products are non-invasive and undetectable to the human body and developed to provide relief to those afflicted with mental health issues. Nexalin utilizes bioelectronic medical technology to treat mental health issues. Nexalin believes its neurostimulation medical devices can penetrate structures deep in the mid-brain that are associated with mental health disorders. Nexalin believes the deeper penetrating waveform in its next-generation devices will generate enhanced patient response without any adverse side effects. The Nexalin tACS device was recently approved in China by the National Medical Products Administration (NMPA) for the treatment of insomnia and depression. Additional information about the Company is available at: https://nexalin.com/.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” These statements relate to future events or Nexalin’s future financial performance. Any statements that refer to expectations, projections or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that Nexalin or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or Nexalin’s actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Report on Form 10-K for the year ended December 31, 2022 and other filings as filed with the Securities and Exchange Commission. Copies of such filings are available on the SEC’s website, www.sec.gov. Such forward-looking statements are made as of the date hereof and may become outdated over time. Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Crescendo Communications, LLC

Tel: (212) 671-1020

Email: NXL@crescendo-ir.com